Exhibit 10.3

AMENDMENT NO. 4
TO THE
SCHIFF NUTRITION INTERNATIONAL, INC.
2004 INCENTIVE AWARD PLAN

This Amendment No. 4 (the “Amendment”) to the Schiff Nutrition International, Inc. 2004 Incentive Award Plan (the “Plan”), is adopted by Schiff Nutrition International, Inc., a Delaware corporation (the “Company”), effective on                    , 2011.  Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

RECITALS

A.  Pursuant to Sections 2.1 and 14.1 of the Plan, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”), acting as Administrator, may, with the approval of the Board, amend the Plan, provided, however, that (i) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required and (ii) stockholder approval is required for any amendment to the Plan that increases the number of shares available under the Plan, with certain exceptions.

B.  The Committee and the Board believe it to be in the best interests of the Company and its stockholders to amend the Plan to increase the maximum aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under Section 3.1 of the Plan and the maximum number of shares of Stock with respect to any Awards that may be granted to any one Participant during any fiscal year under Section 3.3 of the Plan.

AMENDMENT

1.  Section 3.1(a) of the Plan shall be amended and restated in its entirety to read as follows:

“Subject to Article 11, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be (i) 4,800,000 shares; plus (ii) any shares of Stock which as of the Effective Date of the Plan are available for issuance under the Prior Plan and which following the Effective Date are not issued under the Prior Plan; plus (iii) the number of shares of Stock that, after the Effective Date, would again become available for issuance under the Prior Plan pursuant to the Replenishment Provisions. In order that the applicable regulations under the Code relating to Incentive Stock Options are satisfied, the maximum number of shares of Stock that may be delivered upon exercise of Incentive Stock Options shall be the number specified in Section 3.1(a)(i).”

2.  Section 3.3 of the Plan shall be amended and restated in its entirety to read as follows:

“3.3.  Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 11, the maximum number of shares of Stock with respect to any Awards that may be granted to any one Participant during any fiscal year shall be 1,500,000.”

3.  Except as otherwise expressly set forth in this Amendment, the Plan and each award agreement to be entered into pursuant thereto, shall remain in full force and effect in accordance with its terms.

4.  This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.